Exhibit 5.9

CONSENT OF EXPERT

Reference is made to the Registration Statement on Form F-10 (the “Form F-10”) of Cameco Corporation (the “Corporation”) filed with the United States Securities and Exchange Commission (the “Commission”) pursuant to the United States Securities Act of 1933, as amended, and any amendments thereto.

I hereby consent to reference to my name and my involvement in the preparation of, or supervision of the preparation of, scientific and technical information in the following instances:

1.

under the headings “Operations, projects and investments – Uranium – Tier-one operations – Inkai”, and “Mineral reserves and resources” in Management’s Discussion and Analysis for the year ended December 31, 2023 dated February 8, 2024 for the Inkai operation;

2.	information relating to the Inkai operation in Management’s Discussion and Analysis for the three and nine months ended September 30, 2024 and 2023, dated November 7, 2024; and

3.	under the heading “The Company – Inkai Technical Report” in the Corporation’s shelf prospectus dated November 12, 2024 for the Inkai operation

(the “Technical Information”) in the Form F-10, and to the inclusion and incorporation by reference of information derived from the Technical Information into the Form F-10 and any amendments or supplements thereto filed by the Corporation with the Commission.

Sincerely,

/s/ Sergey Ivanov
Name: Sergey Ivanov, P. Geo
Title: Deputy Director General, Technical Services, Cameco Kazakhstan LLP

Date: November 12, 2024